Exhibit 99.1

IX Energy Holdings Names Industry Veteran Karen Morgan as President

NEW YORK – February 12, 2009 –IX Energy Holdings, Inc. (OTCBB.IXEH.OB) (“IX Energy”), a renewable energy solutions company engaged in the design, marketing and development of solar power and other renewable energy solutions, today announced that it has appointed Karen Morgan to the position of President.

Ms. Morgan has more than fifteen years of corporate development and executive experience working with early-stage renewable energy companies. Steve Hoffman, CEO of IX Energy, said, “We are pleased to add Karen to our executive team. Her expertise and experience in renewable energy financing, equity and debt financing and information technology will be a significant and valuable addition.”

Prior to joining IX Energy, Ms. Morgan was President of Envision Solar International, Inc. She also was a founding member of GlobalNet Partners, an international advisory and consulting firm where she created an energy solutions subsidiary working with private companies, utilities and an airport in eastern Europe. While at GlobalNet, she led a team of experts in energy efficiency and renewable energy in the development and commercialization of next generation energy solutions. Ms. Morgan previously served as EVP & COO of CheMatch, and as CEO of PetroChemNet, an information and communications network for the global petrochemical industry.

Steve Hoffman added, “Karen’s understanding and past success at PetroChemNet in building trading platforms is increasingly relevant to our business as we increase our renewable energy assets, and as the markets for trading renewable energy and carbon credits continue to evolve.”

About IX Energy Holdings, Inc.

Founded in 2006, IX Energy, Inc., the wholly-owned subsidiary of IX Energy Holdings, Inc. is a renewable energy services company engaged in the design, marketing and development of solar power systems and other renewable energy solutions to federal and civilian agencies. IX Energy, Inc. was recently acquired by IX Energy Holdings, Inc. f/k/a Yoo, Inc. pursuant to an Agreement and Plan of Merger and Reorganization dated December 30, 2008.  Additional information about the merger and IX Energy can be found on IX Energy Holdings, Inc.’s current report on Form 8-K as filed with the SEC on January 6, 2009.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Company Contacts

Corporate Communications
Aspire Clean Tech Communications, Inc.
Todd M. Pitcher
760-798-4938